Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pa. 15272 USA
www.ppg.com
News
Contact:
Jeff Worden
412-434-3046

Investors:
Douglas B. Atkinson
412-434-2120

PPG reports strong volume, EPS growth in first quarter

PITTSBURGH, April 15, 2004 – PPG Industries reported today first quarter net income of $115 million, or 67 cents a share, which includes aftertax charges of $4 million, or 2 cents a share, reflecting the previously announced decision to begin expensing stock options in 2004, and $3 million, or 2 cents a share, to reflect the net increase in the current value of the company’s obligation under its asbestos settlement agreement reported in May 2002. Sales for the first quarter of 2004 were $2.3 billion.

That compares with first quarter 2003 net income of $78 million, or 46 cents a share, which includes aftertax charges of $6 million, or 3 cents a share, for the cumulative effect of a required change in the accounting for asset retirement obligations, and $3 million, or 2 cents a share, to reflect the value of the company’s obligation under its asbestos settlement agreement. Sales for the first quarter of 2003 were $2.1 billion.

“Our results reflect the benefit of our strategic actions to grow our coatings segment in combination with strong volume gains and an unwavering focus on efficient operations, despite lower pricing,” said Raymond W. LeBoeuf, chairman and chief executive officer. “We’re now seeing the full benefit of our actions in recent years to restructure and reduce costs. In addition, we incurred $9 million of severance costs in the first quarter for actions that will help bottom line growth the rest of the year.

“We have been increasingly optimistic about the economy since the middle of last year, and that optimism continues,” LeBoeuf continued. “Although we’re not predicting sharp growth, we are seeing volume gains in all regions and all business segments.”

Coatings sales increased $150 million, or 13 percent, because of stronger volumes in the architectural, industrial, aerospace, automotive OEM and automotive refinish businesses and the strengthening of foreign currencies, offset by slightly lower prices in the automotive OEM business. Operating earnings were up $43 million largely because of increased volumes, improved manufacturing efficiencies and the favorable effects of foreign currency translation. Lower selling prices reduced operating earnings.

Glass sales increased $21 million, or 4 percent, because of stronger volumes in the automotive OEM, flat and fiber glass businesses and the strengthening of foreign currencies, offset partially by lower selling prices across all businesses. Operating earnings were up $17 million because of improved volumes, manufacturing efficiencies and higher royalty income, which more than offset the lower selling prices.

Chemicals sales increased $22 million, or 5 percent, on higher volumes for commodity and fine chemicals and optical products, and the strengthening of foreign currencies, offset partially by lower selling prices for commodity products. Operating earnings decreased $5 million because of lower selling prices, higher energy costs and additional selling and advertising expenses in the optical business, which more than offset the benefit of improved volumes and manufacturing efficiencies.

Beginning Jan. 1, PPG adopted the fair value method of recording stock-based compensation, as defined by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” for stock options awarded to employees after the date of adoption and for previously issued stock options that were not vested as of Jan. 1.

Additional Information

Recorded comments by William H. Hernandez, senior vice president and chief financial officer, regarding first quarter 2004 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, April 23. The commentary will also be available online at Financial, Financial Commentary, on PPG’s Web site (www.ppg.com). The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Financial on PPG’s Web site.

Forward-Looking Statement

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that could affect the company’s operations, as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in those rates, and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s reports filed with the Securities and Exchange Commission does not become effective. Further, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the company’s consolidated financial condition, operations or liquidity.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended March 31
	2004	2003
Net sales	$2,264	$2,071
Cost of sales	1,441	1,342

GROSS PROFIT	823	729
Other expenses (earnings):
Selling & other	503	449
Depreciation	90	90
Interest	23	28
Amortization	7	7
Asbestos settlement - net	5	5
Business restructuring	—	1
Other - net	(3)	(2)

INCOME BEFORE INCOME TAXES, MINORITY INTEREST & CUMULATIVE EFFECT OF ACCOUNTING CHANGE	198	151
Income tax expense	69	55
Minority interest	14	12

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	115	84
Cumulative effect of accounting change, net of tax	—	(6)

NET INCOME	$115	$78

Earnings per common share:
Income before cumulative effect of accounting change	$0.67	$0.49
Cumulative effect of accounting change, net of tax	—	(0.03)

Earnings per common share:	$0.67	$0.46

Earnings per common share - assuming dilution:
Income before cumulative effect of accounting change	$0.67	$0.49
Cumulative effect of accounting change, net of tax	—	(0.03)

Earnings per common share - assuming dilution:	$0.67	$0.46

Average shares outstanding	171.2	169.6

Average shares outstanding - assuming dilution	172.7	170.3

Effective January 1, 2004, the Company adopted the fair value method of recording stock-based compensation, as defined by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," for stock options awarded to employees after the date of adoption and for previously issued stock options that were not vested as of January 1, 2004. This adoption increased stock-based compensation expense by $4 million aftertax, or 2 cents a share, for the three months ended March 31, 2004.

(continued)

Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." The adoption of this standard resulted in a charge for the cumulative effect of an accounting change of $6 million aftertax, or 3 cents a share, in the first quarter of 2003. This standard requires the Company to recognize asset retirement obligations in the period in which they are incurred, if a reasonable estimate of fair value can be made.

CONDENSED BALANCE SHEET (unaudited)

	March 31 2004	Dec. 31 2003
	(millions)
Current assets:
Cash & cash equivalents	$466	$499
Receivables - net	1,794	1,631
Inventories	1,044	997
Other	401	410

Total current assets	3,705	3,537
Investments	278	265
Property less accumulated depreciation	2,512	2,566
Goodwill & identifiable intangible assets	1,674	1,652
Other assets	438	404

TOTAL	$8,607	$8,424

Current liabilities:
Short-term debt & current portion of long-term debt	$347	$327
Asbestos settlement	300	308
Accounts payable & accrued liabilities	1,594	1,504

Total current liabilities	2,241	2,139
Long-term debt	1,329	1,339
Asbestos settlement	508	500
Deferred income taxes	99	88
Accumulated provisions	1,342	1,310
Minority interest	116	137
Shareholders’ equity	2,972	2,911

TOTAL	$8,607	$8,424

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended March 31
	2004	2003
	(millions)
Net sales
Coatings	$1,274	$1,124
Glass	537	516
Chemicals	453	431

TOTAL	$2,264	$2,071

Operating income
Coatings (A)	$185	$142
Glass	23	6
Chemicals (A)	40	45

TOTAL	248	193
Interest - net	(21)	(25)
Asbestos settlement - net	(5)	(5)
Other unallocated corporate expense - net (A)	(24)	(12)

INCOME BEFORE INCOME TAXES, MINORITY INTEREST & CUMULATIVE EFFECT OF ACCOUNTING CHANGE	$198	$151

(A)	Prior to 2004, the pension and other postretirement benefit costs for U.S. salaried retirees were allocated to businesses based on the active U.S. salaried payroll. In 2004, the Company revised its allocation method to more appropriately reflect these costs by business based on the salaried retiree's work location at retirement. For comparative purposes, segment operating income for 2003 in the above table has been revised to reflect this change in allocation method, which resulted in an increase in our coatings segment operating income of approximately $3 million, a reduction in our chemicals segment operating income of approximately $1 million and an increase in other unallocated corporate expense - net of approximately $2 million.